EXHIBIT 99.1

PERFORMANCE SPORTS GROUP LTD. ANNOUNCES NAME CHANGE TO OLD PSG WIND-DOWN LTD.

EXETER, N.H., March 21, 2017 – Old PSG Wind-down Ltd. (the “Company”), today announced that the Company has changed its name from “Performance Sports Group Ltd.” to “Old PSG Wind-down Ltd.” as required in accordance with, and pursuant to, the terms and conditions of the Asset Purchase Agreement, dated October 31, 2016, as amended, by and among the Company, subsidiaries of the Company party thereto, an acquisition vehicle co-owned by affiliates of Sagard Holdings Inc. and Fairfax Financial Holdings Limited, and the designated purchasers party thereto.

Additional Information
Information about the Company and its restructuring process is available at https://cases.primeclerk.com/PSG and www.ey.com/ca/psg. Further information will be provided within the context of the Canadian and U.S. court proceedings.

Contact:
Michael J. Wall
Tel 1-603-430-2111